Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, July 26, 2018	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2018

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2018.

The Company promoted a NASCAR triple-header and hosted the Firefly Music Festival in Dover during the second quarter of 2018 and 2017. The Company leases a portion of its facility to the promoter of Firefly, provides logistical assistance and handles certain concessions for which the Company retains a percentage of the gross sales.

Revenues for the second quarter of 2018 increased to $25,812,000 from $25,587,000 for the second quarter of 2017. The increase is primarily from the scheduled increase in broadcasting revenue and higher commissions from Firefly, partially offset by lower admissions revenue for the NASCAR weekend.

Operating and marketing expenses increased to $14,234,000 in the second quarter of 2018 from $14,100,000 in the second quarter of 2017. The increase was due to the scheduled increase in purse and sanction fees for the NASCAR weekend offset by lower other race related expenses.

General and administrative expenses of $1,799,000 in the second quarter of 2018 remained consistent compared to $1,796,000 in the second quarter of 2017.

Net interest expense decreased to $33,000 in the second quarter of 2018 from $68,000 in the second quarter of 2017 due to lower outstanding borrowings.

Provision for contingent obligation was $69,000 during the second quarter of 2018 compared to $11,000 during the second quarter of 2017 primarily due to changes in discount rates.

Earnings before income taxes for the second quarter of 2018 were $8,879,000 compared with $8,808,000 for the second quarter of 2017.

Income tax expense during the second quarter of 2018 decreased to $2,371,000 from $3,605,000 in the second quarter of 2017. The decrease is primarily due to the impact of the Tax Cuts and Jobs Act of 2017 which lowered federal income tax rates beginning in 2018.

Net earnings for the second quarter of 2018 were $6,508,000 or $0.18 per diluted share compared to $5,203,000 or $0.14 per diluted share in the second quarter of 2017.

As previously reported, we closed on the sale of a parcel of land in Nashville during the first quarter of 2018 for net proceeds of approximately $5 million after closing costs, resulting in a gain of $2,512,000. 225 acres of our Nashville Speedway property are under option for a total purchase price of approximately $12.4 million. The Company continues to hold over 1,000 acres of prime commercial real estate.

During the second quarter this year, the Company repurchased 54,565 shares of its common stock on the open market at an average price of $2.10 per share, not including nominal brokerage commissions.

The Company’s financial position continues to improve. At June 30, 2018, the Company had no outstanding indebtedness and more than $5 million in available cash. During the first six months of 2018 the Company has contributed another $1,000,000 to its defined benefit pension plan.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Admissions	$2,853	$3,446	$2,853	$3,446
Event-related	4,830	4,634	5,056	4,744
Broadcasting	18,128	17,505	18,128	17,505
Other	1	2	1	2

	25,812	25,587	26,038	25,697

Expenses:
Operating and marketing	14,234	14,100	15,385	15,154
General and administrative	1,799	1,796	3,754	3,816
Depreciation	825	823	1,703	1,644
Costs to remove long-lived assets	—	—	—	286

	16,858	16,719	20,842	20,900

Gain on sale of land	—	—	2,512	—

Operating earnings	8,954	8,868	7,708	4,797
Interest expense, net	(33)	(68)	(73)	(116)
Provision for contingent obligation	(69)	(11)	(136)	(52)
Other income	27	19	31	71

Earnings before income taxes	8,879	8,808	7,530	4,700
Income tax expense	(2,371)	(3,605)	(2,014)	(1,902)

Net earnings	$6,508	$5,203	$5,516	$2,798

Net earnings per common share:
Basic	$0.18	$0.14	$0.15	$0.08

Diluted	$0.18	$0.14	$0.15	$0.08

Weighted average shares outstanding:
Basic	36,160	36,308	36,196	36,307
Diluted	36,160	36,308	36,196	36,307

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES

TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP earnings before income taxes	$8,879	$8,808	$7,530	$4,700
Gain on sale of land (1)	—	—	(2,512)	—
Costs to remove long-lived assets (2)	—	—	—	286

Adjusted earnings before income taxes	$8,879	$8,808	$5,018	$4,986

GAAP net earnings	$6,508	$5,203	$5,516	$2,798
Gain on sale of land, net of income taxes (1)	—	—	(1,984)	—
Costs to remove long-lived assets, net of income taxes (2)	—	—	—	167

Adjusted net earnings	$6,508	$5,203	$3,532	$2,965

GAAP net earnings per common share – basic and diluted	$0.18	$0.14	$0.15	$0.08
Gain on sale of land, net of income taxes (1)	—	—	(0.05)	—
Costs to remove long-lived assets, net of income taxes (2)	—	—	—	—

Adjusted net earnings per common share – basic and diluted	$0.18	$0.14	$0.10	$0.08

(1)	During the first quarter of 2018, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain on sale.
(2)	Costs to remove long-lived assets represents costs incurred to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land and costs to remove long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2018	June 30, 2017	December 31, 2017
ASSETS
Current assets:
Cash	$5,257	$1	$1
Accounts receivable	2,177	14,453	476
Inventories	19	17	15
Prepaid expenses and other	921	995	1,119
Income taxes receivable	—	—	562
Assets held for sale	—	2,455	2,455

Total current assets	8,374	17,921	4,628
Property and equipment, net	49,827	52,800	51,000
Nashville Superspeedway facility	23,567	23,545	23,545
Other assets	1,091	1,068	1,107

Total assets	$82,859	$95,334	$80,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$239	$874	$61
Accrued liabilities	2,822	4,077	3,049
Payable to Dover Downs Gaming & Entertainment, Inc.	19	33	7
Income taxes payable	1,185	1,666	—
Contract liabilities	1,700	2,252	1,249

Total current liabilities	5,965	8,902	4,366
Revolving line of credit, net	—	11,200	3,240
Liability for pension benefits	1,708	3,887	2,819
Provision for contingent obligation	2,096	1,854	1,960
Deferred income taxes	8,534	12,692	8,673

Total liabilities	18,303	38,535	21,058

Stockholders’ equity:
Common stock	1,821	1,838	1,825
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,613	101,988	101,844
Accumulated deficit	(37,269)	(45,542)	(42,858)
Accumulated other comprehensive loss	(3,460)	(3,336)	(3,440)

Total stockholders’ equity	64,556	56,799	59,222

Total liabilities and stockholders’ equity	$82,859	$95,334	$80,280

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net earnings	$5,516	$2,798
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	1,703	1,644
Amortization of credit facility fees	32	32
Stock-based compensation	171	245
Deferred income taxes	(160)	(258)
Provision for contingent obligation	136	52
Losses on equity investments	6	—
Gain on sale of land	(2,512)	—
Changes in assets and liabilities:
Accounts receivable	(1,701)	(14,034)
Inventories	(4)	—
Prepaid expenses and other	182	46
Accounts payable	178	561
Accrued liabilities	(227)	1,139
Payable to Dover Downs Gaming & Entertainment, Inc.	12	26
Income taxes payable/receivable	1,748	1,449
Contract liabilities	451	897
Liability for pension benefits	(1,038)	(172)

Net cash provided by (used in) operating activities	4,493	(5,575)

Investing activities:
Capital expenditures	(530)	(1,675)
Proceeds from sale of land, net	4,945	—
Purchases of equity investments	(62)	(126)
Proceeds from sale of equity investments	56	121

Net cash provided by (used in) investing activities	4,409	(1,680)

Financing activities:
Borrowings from revolving line of credit	9,400	12,140
Repayments on revolving line of credit	(12,640)	(4,780)
Repurchase of common stock	(406)	(105)

Net cash (used in) provided by financing activities	(3,646)	7,255

Net increase in cash	5,256	—
Cash, beginning of period	1	1

Cash, end of period	$5,257	$1